RonaldBlue&Co.® | CPAs

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Offering Statement on Form 1-A of our report dated September 22, 2023, relating to the consolidated financial statements of Versity Invest, LLC as of December 31, 2022, and for the period from March 17, 2022 (date of formation) to December 31, 2022. We also consent to the reference to us under the heading "Independent Auditors" in such Offering Statement.

Ronald Blue & Co. CPAs

Santa Ana, California
September 22, 2023

1551 N Tustin Ave., Suite 1000
Santa Ana, CA 92705

714.543.0500